Exhibit 99.1

For Release: Tuesday, January 18, 2005

Contact: Douglas Stewart, President-CEO Debra Geuy, Chief Financial Officer

PEOPLES-SIDNEY FINANCIAL CORPORATION ANNOUNCES
EARNINGS AND DECLARES DIVIDEND

        Douglas Stewart, President and CEO of Peoples-Sidney Financial Corporation announced today the Corporation’s second quarter and year to date earnings for the fiscal year ending June 30, 2005 and a regular quarterly dividend to be paid to its shareholders.

        Net income for the quarter ended December 31, 2004 was $254,000, or $0.18 basic and diluted earnings per share compared to $238,000, or $0.17 basic and diluted earnings per share for the same quarter in 2003.

        The Corporation’s year to date net income for the six months ended December 31, 2004 was $494,000, or $0.36 basic and diluted earnings per share. This compares to $487,000, or $0.36 basic and diluted earnings per share for the same six-month period a year ago.

        The increase in net income for the three and six-month periods ended December 31, 2004 was primarily due to an increase in net interest income of $34,000 and $46,000 respectively. This increase in net interest income continues to be the positive results of the recent low interest rate environment. Offsetting this increase was a decrease of $31,000 and $34,000 for the three and six-month periods in noninterest income. The decrease in noninterest income was primarily the result of a $23,000 write down of a property held in real estate owned to its fair market value during the current three-month period. This write down occurred when Management determined the current market value of this property would not support the value that was being carried in real estate owned.

        At their regular meeting held on January 13, 2005, the Board of Directors declared a dividend of $0.14 per share for record holders as of January 31, 2005. This dividend will be paid on February 15, 2005.

For Release: Tuesday, January 18, 2005

Contact: Douglas Stewart, President-CEO Debra Geuy, Chief Financial Officer

PEOPLES-SIDNEY FINANCIAL CORPORATION ANNOUNCES
EARNINGS AND DECLARES DIVIDEND

        Assets of the Corporation were $135.4 million at December 31, 2004 with $17.6 million in shareholders’ equity.

When used in this press release or other public or shareholder communications, in filings by the Corporation with the Securities and Exchange Commission and in oral statements made with the approval of an authorized executive office, the words or phrases “should result,” “will likely result,” “will enable,” “are expected to,” “is anticipated,” “estimate,” “project” or similar expressions are intended to identify “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to certain risks and uncertainties, including changes in economic conditions in the Corporation’s market area, changes in policies by regulatory agencies, fluctuations in interest rates, demand for loans in the Corporation’s market area and competition, that could cause actual results to differ materially from historical results and those presently anticipated or projected. The Corporation wishes to caution readers not to place undue reliance on such forward-looking statements, which speak only as of the date made. The Corporation wishes to advise readers that the factors listed could affect the Corporation’s financial performance and could cause the Corporation’s actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements.

The Corporation does not undertake-and-specifically declines any obligation-to publicly release the result of any revisions which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.